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                                                                    Exhibit 23.1

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 28, 2002 for Jefferson Smurfit Group plc, and September 2, 2002 (except for notes 10 and 11 for which the date is February 5, 2003) for MDP Acquisitions plc, and July 5, 2002 (except for notes 6 and 7 for which the date is February 5, 2003) for MDCP Acquisitions I, in the Registration Statement (Form F-4 No. 333-101456) and related Prospectus of MDP Acquisitions plc dated March 24, 2003.



/s/ Ernst & Young

Ernst & Young
Dublin

March 24, 2003